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                                    Exhibit 3


                      DISTRIBUTION AND MARKETING AGREEMENT

         DISTRIBUTION AND MARKETING AGREEMENT, dated as of March 8, 1999 (this "Agreement"), by and between National Broadcasting Company, Inc., a Delaware corporation ("NBC"), and ValueVision International, Inc., a Minnesota corporation ("VVI").

         WHEREAS, VVI produces and distributes the home shopping television program service known as "ValueVision Television";

         WHEREAS, subject to the terms and conditions set forth herein, VVI desires to engage NBC to negotiate on its behalf for the distribution of its home shopping television program service, and NBC is willing to undertake such engagement;

         WHEREAS, VVI and G.E. Capital Equity Investments, Inc. ("GEC") have entered into an Investment Agreement of even date herewith (the "Investment Agreement"), pursuant to which GEC has agreed to purchase (a) 5,339,500 shares of Series A Redeemable Convertible Preferred Stock (the "Preferred Stock"), the powers, designations, preferences and rights of which are set forth in that certain Certificate of Designation (the "Certificate of Designation") to be filed pursuant to the Investment Agreement, and (b) a warrant to purchase Common Stock of the Company (the "Purchase Warrant");

         WHEREAS, pursuant to the Investment Agreement, VVI and GEC have agreed to enter into a Shareholders' Agreement in substantially the form of Exhibit D to the Investment Agreement (the "Shareholders' Agreement"), pursuant to which the parties thereto have provided for certain matters with respect to the governance of VVI; and

         WHEREAS, NBC and VVI desire to set forth certain agreements herein;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained and intending to be legally bound hereby, the parties agree as follows:

         Section 1. Term. This Agreement shall be for a term of 10 years (the "Term"), which shall begin on the date of commencement (the "Commencement Date") of performance of the Services (defined below) by NBC. The Commencement Date shall occur as soon as practicable, but in no event more than 45 days after the date hereof. NBC shall give VVI written confirmation of the Commencement Date.


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         Section 2.  The Services.

         (a) NBC shall have the exclusive right to negotiate on behalf of VVI for the distribution of the home shopping television program service of VVI presently known as "ValueVision Television" and any successor home shopping or transactional television program service(s) of VVI ("VVTV"), to multichannel video programming distributors (each, a "Distributor") which operate one or more distribution systems including, without limitation, cable television systems, MATV and SMATV systems, MMDS, TVRO and other wireline, wireless and direct broadcast satellite delivery methods, in all cases, whether analog or digital (each, a "Distribution System") in the Territory (defined below), and to provide promotion and affiliate marketing services to VVI in connection with the distribution and carriage of VVTV (collectively, the "Services").

         (b) (i) NBC shall have the exclusive right to negotiate on behalf of VVI for the distribution of VVTV to Distributors throughout the United States (including its territories and possessions) (the "Territory"), including the right to include VVTV as part of a package with other program services offered by NBC (irrespective of whether such package sets forth the cost to the Distributor of each component of the package), including, without limitation, such components as the program services of NBC presently known as "MSNBC" and "CNBC", Olympics coverage and retransmission consent; provided, however, that in the event that NBC or any affiliate of NBC enters into any agreement with any of Home Shopping Network, Inc., QVC, Inc., Shop-At-Home, Inc. or Paxson Communications Corporation (each, a "VVI Designated Entity") giving NBC or such affiliate the right to negotiate on behalf of such VVI Designated Entity for the distribution of any program service of such VVI Designated Entity, NBC shall not be permitted to apply any portion of the Discretionary Carriage Fee (defined below) to subsidize the carriage of such program service by any Distributor.

             (ii) The parties acknowledge and agree that certain regulatory requirements must be satisfied in order for VVTV to be carried by Distributors in Canada and that, upon the determination by VVI in its reasonable commercial judgment to pursue distribution of VVTV in Canada and the procurement by VVI of rights to distribute VVTV in Canada, VVI and NBC will negotiate in good faith the terms applicable to distribution of VVTV by NBC to Distributors in Canada.

         (c) (i) In each carriage agreement for VVTV on a cable Distribution System, NBC shall have the right, in its discretion, to agree to the payment by VVI to the Distributor thereunder of an annual fee per full-time Subscriber (defined below) for carriage of VVTV in such cable Distribution System (the "Discretionary Carriage Fee"), not to exceed the maximum Discretionary Carriage Fee then applicable, payable in equal monthly or quarterly installments, commencing no earlier than the date of first launch of VVTV in such cable Distribution System. The amount of the initial maximum Discretionary Carriage Fee is set forth on SCHEDULE 2(C)(I) attached hereto.

             (ii) In carriage agreements for VVTV in Distribution Systems other than cable Distribution Systems, NBC and VVI shall negotiate in good faith the amount of the maximum Discretionary Carriage Fee which NBC may agree will be paid by VVI to the Distributor thereunder; provided, however, that in any carriage agreement for VVTV on DirecTV (or any successor thereto), NBC shall endeavor to obtain carriage of VVTV for a Discretionary Carriage Fee per year per full-time Subscriber of up to the amount set forth as the "DirecTV Discretionary Carriage Fee" on


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Schedule 2(c)(i), but shall have the right, in its discretion, to agree to the payment by VVI of a Discretionary Carriage Fee of up to the maximum Discretionary Carriage Fee then applicable to cable carriage agreements for full-time Subscribers as set forth in Section 2(c)(i). The term "full time" shall mean 24 hours per day, seven days per week.

             (iii) For carriage of VVTV other than on a full-time basis, the maximum Discretionary Carriage Fee which NBC may agree to be paid by VVI to a Distributor shall be the product of (x) the sum of the applicable FTE Factors set forth on Schedule 2(c)(iii) attached hereto for each hour during each day on which VVTV is carried in the Distribution System, multiplied by (y) the maximum Discretionary Carriage Fee then applicable to carriage agreements for full-time Subscribers (as the same may have been adjusted as set forth in the next succeeding paragraph). VVI shall have the right to revise the FTE Factors set forth on Schedule 2(c)(iii) not more frequently than once in any 12-month period for changes in its business, consistent with past practices of VVI; provided, however, that any such change shall be subject to the prior approval of NBC, which shall not be unreasonably withheld; and provided further, that in no event shall any such revision of FTE Factors affect the calculation of the maximum Discretionary Carriage Fee or the number of FTE Subscribers (defined below) under any carriage agreement in effect as of the date of such revision.

             (iv) The Discretionary Carriage Fee to be offered to any Distribution System may be stated as (i) a fixed cash amount up to the amount of the then-applicable maximum Discretionary Carriage Fee (as the same may have been adjusted in accordance with the following sentence), or (ii) the greater of a fixed cash amount up to the amount of the then-applicable maximum Discretionary Carriage Fee (as the same may have been adjusted in accordance with the following sentence), or an agreed percentage, based on then-applicable standard home shopping program service industry practice (which the parties agree is eight percent (8%) as of the date hereof), of net revenues derived by VVI from sales of products (the "Products") in home shopping television transactions or otherwise to Subscribers in such Distribution System.

             (v) Commencing on the fifth anniversary of the Commencement Date, the amount of the maximum Discretionary Carriage Fee applicable to full-time Subscribers which may be offered and agreed by NBC on behalf of VVI shall increase on such date and annually thereafter on each anniversary of the Commencement Date at a rate equal to the annual rate of inflation in the United States as published by the US Department of Commerce for the nearest preceding annual period. For carriage of VVTV other than on a full-time basis, the maximum Discretionary Carriage Fee shall be adjusted in accordance with the formula set forth in Section 2(c)(iii).

             (vi) VVI shall not be obligated to pay any amount in excess of the then-applicable Discretionary Carriage Fee unless NBC has obtained the prior written consent of VVI to such higher fee.

         (d) VVI shall pay to NBC a one-time cash bonus (the "Fee Reduction Bonus"), calculated in accordance with the table set forth in Schedule 2(d), in respect of each carriage agreement for VVTV in a cable Distribution System which provides for the payment by VVI to the Distributor thereunder of a Discretionary Carriage Fee per year per full-time cable Subscriber not in excess of the amount set forth on Schedule 2(d); provided, however, that NBC shall only be entitled to receive


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the Fee Reduction Bonus for carriage agreements which (x) provide for cable carriage of VVTV on a full-time basis; (y) have a term (including any automatic renewals or extensions) of five years or more; and (z) if a periodic rate escalation of the Discretionary Carriage Fee is included, provide for a rate escalation which, when annualized and averaged over the term of the agreement, is not in excess of the amount set forth in Schedule 2(d). The Fee Reduction Bonus shall be payable by VVI to NBC upon initial rollout of VVTV in the Distribution System or Distribution Systems which are the subject of such carriage agreement.

         Section 3.  Existing Subscriber Base.

         (a) (i) A "Subscriber" shall mean a household which receives VVTV in a Distribution System. In the case of multiple dwelling units which receive VVTV pursuant to bulk rate arrangements, the number of Subscribers shall be equal to 100% of all residential dwelling units in the multiple dwelling unit complex. The term "Subscriber" shall not include commercial Subscribers (i.e., Subscribers receiving VVTV in the course of their business, including, without limitation, commercial establishments, hospitals, nursing homes, hotels, motels, universities, offices, bars and restaurants). One Subscriber which receives VVTV on a full-time basis shall equal one full-time equivalent ("FTE") Subscriber. For Distribution Systems carrying VVTV other than on a full-time basis, the number of FTE Subscribers shall be computed by adding, for each hour during each day on which VVTV is carried in the Distribution System, the product of (x) the sum of the applicable FTE Factors set forth on Schedule 2(c)(i) attached hereto for each such hour on each such day, multiplied by (y) the number of Subscribers in the Distribution System.

             (ii) The term "Existing Subscriber Base" shall mean an aggregate of at least 14,900,000 FTE Subscribers pursuant to oral or written carriage agreements, a correct and complete list of which is attached hereto as SCHEDULE 3(a)(ii) (the "Existing Carriage Agreements").

         (b) VVI represents and warrants that, as of the date hereof, (i) each of the Existing Carriage Agreements is in full force and effect and is the legal, valid and binding obligation of the parties thereto, enforceable against each of them in accordance with its terms, and in aggregate the Existing Carriage Agreements represent substantially all of the Existing Subscriber Base, and (ii) neither VVI nor any affiliate of VVI is in material default of or in material breach under any material Existing Carriage Agreement nor, to the knowledge of VVI, under any other Existing Carriage Agreement, and, to the knowledge of VVI, there does not exist any default or breach under any Existing Carriage Agreement by any other party thereto.

         (c) NBC shall use reasonable commercial efforts to support the Existing Subscriber Base, such as responding to inquiries by and complaints from, providing marketing information to and generally maintaining communications with Distributors. Notwithstanding the foregoing, in no event shall NBC be liable for or incur any penalty as a result of any termination or cancellation affecting all or any portion of the Existing Subscriber Base pursuant to the terms of any agreement, arrangement or commitment for carriage of VVTV in effect on the date hereof, or any renewal or extension thereof which is effected automatically or at the election of VVI (or otherwise without negotiation by NBC on behalf of VVI), including, without limitation, the Existing Carriage Agreements.


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         Section 4.  Marketing and Promotion.

         (a) NBC shall provide VVI with an appropriate placement in its trade show presence as the parties may mutually agree, taking into consideration the comparative numbers of subscribers of VVTV and other program services offered by NBC. Such presence may take the form of trade show booth signage, audio and/or video presentations, written promotional material or other methods of presentation, in NBC's discretion.

         (b) No later than sixty days prior to the commencement of each fiscal year of VVI, NBC and VVI shall agree upon an annual budget for direct, out-of-pocket expenses which may be incurred by NBC for marketing and promotion of VVTV (including, without limitation, print advertising, promotional gifts, production of signage, audio and/or video presentations and written promotional materials to be used by NBC). VVI shall reimburse NBC within 45 days of the date of invoice by NBC for expenses incurred in accordance with such budget and for which NBC provides VVI written support in reasonable detail. VVI shall have no obligation to reimburse NBC for expenses in excess of the annual budget unless NBC shall have obtained the written approval of VVI prior to incurring such expenses.

         Section 5. Form of Carriage Agreement. VVI and NBC shall mutually agree upon the standard form of carriage agreement to be executed between VVI and each Distributor for carriage of VVTV (the "Standard Agreement"). Any material modification of the Standard Agreement which, in the reasonable judgment of VVI, would be expected to have a material adverse effect on the business or results of operations of VVI will require the approval of VVI, which shall not be unreasonably withheld; provided, however, that, subject to the limitation set forth in the foregoing clause and the limitations set forth in Section 2(c) with respect to the Discretionary Carriage Fee, NBC shall have the right to modify or amend the terms thereof in its reasonable commercial discretion. NBC will endeavor to negotiate in each such carriage agreement (i) the longest term of effectiveness which is commercially reasonable under the circumstances, and (ii) the right of VVI to receive cross channel promotional advertising of VVTV. VVI shall in each case have the right to approve each carriage agreement by execution thereof, but in the event that VVI declines to execute a carriage agreement negotiated by NBC in its reasonable commercial discretion which (x) provides for the payment of a Discretionary Carriage Fee by VVI not in excess of the applicable maximum Discretionary Carriage Fee, (y) provides for carriage of VVTV in any Distribution System which does not carry VVTV on a full-time basis as of the date the proposed carriage agreement is furnished to VVI for execution and (z) does not modify the Standard Agreement in a manner which, in the reasonable judgment of VVI, would be expected to have a material adverse effect on the business or results of operations of VVI, NBC shall nonetheless be given credit for the number of additional FTE Subscribers represented by such carriage agreement for purposes of calculating the number of additional shares of Common Stock, par value $0.01 per share, of VVI ("Common Stock") issuable to NBC under an Additional Warrant (defined below) pursuant to Section 7(c) and determining achievement of the Performance Targets by NBC pursuant to Section 8.

         Section 6.  Obligations of VVI.

         (a) VVI shall during the Term produce "home shopping", or consumer sales transaction-related, programming for inclusion in VVTV, at least as high in quality as that presented on VVTV


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as of the date hereof, sufficient to run VVTV on a full-time basis and sufficient to meet the standards of content and quality set forth in all agreements for carriage of VVTV in effect at any time during the Term. In the event that VVI desires to make material alterations in the VVTV service, VVI shall use its best efforts to inform NBC of any such proposed alteration in writing at least 60 days in advance of the implementation of such alteration; provided, however, that the sole remedy of NBC for any failure by VVI to deliver such notice shall be the termination right set forth in this Section 6(a). If, in the reasonable judgment of NBC, such alteration would be expected to have a material adverse effect on the ability of NBC to distribute VVTV, perform any of its obligations or achieve any Performance Targets hereunder, NBC shall have the right to terminate this Agreement at any time during the 90-day period immediately following the date of receipt by NBC of such written notice (or, if no written notice is given in advance, during the 90-day period immediately following the effectiveness of such material alteration), by giving 45 days' written notice to VVI of the effective date of such termination. As between NBC and VVI, VVI shall be solely responsible for paying, and shall indemnify NBC and its affiliates, and their respective directors, officers and employees against any liability for, any and all costs of producing or acquiring programming for inclusion in VVTV. During the Term, VVI and its affiliates shall not authorize or permit the exploitation, distribution or exhibition of VVTV or any of its constituent programming by any Person (defined below) other than NBC as set forth herein, or authorize or create a programming service substantially similar to VVTV for delivery to any Distribution System.

         (b) VVI shall at all times during the Term retain a sufficient number of employees on VVI's payroll to monitor and maintain accurate records with respect to and ensure timely payment by VVI of fees payable to Distributors for carriage of VVTV. Such employees will report to and be managed by an employee of VVI, but shall provide information to and work with employees of NBC in a manner sufficient to enable NBC to perform its obligations hereunder.

         (c) VVI shall comply in all material respects with the standards and practices of NBC applicable to programming and advertising for telecast by NBC, a copy of which is attached hereto as Exhibit 1 (the "NBC Standards"). VVI shall comply in all material respects (subject to any applicable period of grace or opportunity for cure thereunder) with all truth-in-advertising, consumer credit, consumer product safety and other laws, rules, regulations and orders applicable to VVI or to the advertising and sale of Products, except for such failures to comply which will not, either individually or in aggregate, have a material adverse effect on the on the business or results of operations of VVI; provided, however, that, in the event that any failure by VVI to comply with the NBC Standards or any such truth-in-advertising, consumer credit, consumer product safety or other laws, rules, regulations or orders has a material adverse effect on the ability of NBC to distribute VVTV, perform any of its obligations or achieve any Performance Targets hereunder, NBC shall have the right to terminate this Agreement at any time upon 30 days' written notice to VVI. NBC shall have no responsibility or liability with respect to any Products or the use thereof (except as set forth in Section 15, with respect to Products supplied by NBC for sale on VVTV), and in no event shall NBC be liable for incidental, indirect, special or consequential damages with respect thereto.

         Section 7. Consideration. In consideration of the provision of the Services by NBC, VVI shall pay to NBC an annual fee for each year during the Term (the "Affiliate Relations Fee"), and shall issue to NBC a warrant (the "Warrant") to purchase up to 1,450,000 shares of Common Stock. In addition, after the achievement by NBC of the Aggregate Performance Target (defined below),


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NBC shall receive warrants to purchase additional shares of Common Stock (or any securities issued by any successor to VVI into which Common Stock may be convertible or for which Common Stock may be exchangeable, as adjusted in accordance with any exchange ratio which may be applicable thereto) based upon the number of FTE Subscribers to VVTV added by NBC (the "Additional Warrants"). The Warrant and each Additional Warrant shall be in substantially the form of the Purchase Warrant, but shall contain anti-dilution provisions substantially similar to those applicable to the Preferred Stock as set forth in the Certificate of Designation. The Warrant and each Additional Warrant may be assigned by NBC with the prior written consent of VVI, which shall not be unreasonably withheld, taking into account the regulations of the Federal Communications Commission; provided, however, that the consent of VVI shall not have been unreasonably withheld if VVI does not approve a transfer of the Warrant or any Additional Warrants to any VVI Designated Entity.

         (a) Affiliate Relations Fee. The amount of the Affiliate Relations Fee for the first year of the Term shall be as set forth in Schedule 7(a) attached hereto. The Affiliate Relations Fee shall increase annually on each anniversary of the Commencement Date during the Term at a rate equal to the annual rate of inflation in the United States as published by the US Department of Commerce for the nearest preceding annual period, but in no event in excess of five percent (5%) per annum. Each annual Affiliate Relations Fee shall be payable by VVI to NBC in twelve equal monthly installments commencing on the Commencement Date (and, with respect to each annual increase thereafter, on each anniversary of the Commencement Date), and on the first day of each calendar month thereafter during the Term.

         (b) Warrant. The Warrant shall vest on the Commencement Date with respect to 200,000 shares of Common Stock, and shall vest with respect to the remaining 1,250,000 shares of Common Stock issuable thereunder in equal cumulative annual installments of 125,000 shares on each anniversary of the Commencement Date; provided, however, that any unvested portion of the Warrant shall immediately vest and become fully exercisable in the event of a Change in Control (as that term is defined in the Shareholders' Agreement, except to the extent it involves a Restricted Party). Each vested installment shall be exercisable, in whole or in part, by NBC (or any affiliate of NBC) for a period of five years from the date of vesting of such installment. The Warrant shall be exercisable at a price per share equal to $8.288, payable in cash or by a net exercise of shares issuable under the Warrant. The shares of Common Stock issued upon exercise of the Warrant shall have all powers, preferences and rights applicable to Common Stock pursuant to the articles of incorporation of VVI.

         (c) Additional Warrants. (i) Following the achievement by NBC of the Aggregate Performance Target, VVI shall issue Additional Warrants to NBC each time NBC secures a written commitment for future rollout of VVTV, such future rollout to commence by the terms of such written commitment within a period not in excess of three years beginning on the date of the written commitment. The number of shares of Common Stock issuable under each such Additional Warrant shall be calculated as set forth in Section 7(c)(ii). Each Additional Warrant shall be issued as promptly as practicable following execution of each such written commitment for future rollout of VVTV, and shall be exercisable at a price per share equal to the closing price of Common Stock on the Nasdaq National Market on the trading day immediately preceding the date of execution of such written commitment (irrespective of whether trading in Common Stock occurred on such trading


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day), payable in cash or by a net exercise of shares issuable under such
Additional Warrant. Each Additional Warrant shall vest in equal cumulative annual installments on the execution date of the written commitment and each anniversary thereof throughout the base or initial term of the written commitment (i.e., excluding any renewal periods or automatic extensions thereunder); provided, however, that any unvested portion of the Warrant shall immediately vest and become fully exercisable in the event of a Change in Control. Each vested installment shall be exercisable, in whole or in part, by NBC (or any affiliate of NBC) for a period of five years from the date of vesting of such installment.

             (ii) The number of shares of Common Stock issuable under an Additional Warrant shall equal (x) the product of the number of FTE Subscribers to be added as a result of such written commitment (irrespective of the rollout schedule) multiplied by $0.80, divided by (y) the present value of such Additional Warrant on the date of execution of such written commitment determined using the Black-Scholes pricing model, using reasonable and customary assumptions taking into account the market price of Common Stock at the time of issuance, the term of the Additional Warrant and a measurement of expected volatility that is reasonable under the circumstances, multiplied by (z) the quotient, expressed as a decimal, of the number of years in the term of such written commitment divided by 10, but not to exceed 1.0. The number of FTE Subscribers added as a result of such written commitment shall be calculated in accordance with the methods set forth under Section 3(a)(i), and shall include
(i) FTE Subscribers obtained as a result of an extension or renewal of an Existing Carriage Agreement (other than an extension or renewal effected automatically or upon the written election of VVI) which extension or renewal is "non-terminable" (as defined below) for a period of not less than three years from the date of such extension or renewal, and (ii) FTE Subscribers obtained by the written amendment of any Existing Carriage Agreement which is a month-to-month agreement as of the date hereof (each such month-to-month Existing Carriage Agreement, an "MTM Agreement", and identified as such by an asterisk on Schedule 3(a)(ii) attached hereto), to provide that such MTM Agreement is non-terminable for a period of not less than three years from the date of such written amendment. The term "non-terminable" shall mean not terminable at the election of the Distributor during the period indicated merely by the giving of written notice, without more, pursuant to the terms of the written commitment or agreement. In the event that a written commitment for future rollout does not contain a specific commitment regarding the number of FTE Subscribers to be added but VVTV is rolled out thereunder, NBC and VVI shall in good faith agree on the number of additional FTE Subscribers for which NBC shall be given credit in order to calculate the number of shares of Common Stock for which an Additional Warrant shall be issued by VVI. The shares of Common Stock issued upon exercise of any Additional Warrant shall have all powers, preferences and rights applicable to Common Stock pursuant to the articles of incorporation of VVI.

         Section 8.  Performance Targets; VVI Right to Terminate.

         (a) First Performance Target. VVI shall have the right to terminate the Agreement at any time during the 90-day period immediately following the second anniversary of the Commencement Date (but prior to the achievement of the Aggregate Performance Target), in the event that NBC has failed to obtain distribution of VVTV to six million (6,000,000) incremental FTE Subscribers over and above the Existing Subscriber Base, whether as a result of written commitments obtained by NBC from Distributors for future rollout of VVTV (such future rollout to commence by the terms of


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such written commitment within a period not in excess of three years beginning on the date of the written commitment) or actual rollout of VVTV in Distribution Systems, or some combination thereof, measured at any time on or prior to the second anniversary of the Commencement Date (the "First Performance Target"); provided, however, that if achievement of the First Performance Target is measured at any time prior to the second anniversary of the Commencement Date, any written commitments to be included in determining whether the First Performance Target has been achieved must be non-terminable prior to such second anniversary of the Commencement Date; and provided further, that of such six million (6,000,000) incremental FTE Subscribers, there shall have been actual rollout of VVTV to at least at least two million (2,000,000) incremental FTE Subscribers in Distribution Systems at any time on or prior to the second anniversary of the Commencement Date. In the event that NBC exceeds the First Performance Target, the amount of any excess shall be counted toward achievement of the Second Performance Target (defined below). VVI's right to terminate for failure to achieve the First Performance Target may be exercised at any time during the 90-day period immediately following such second anniversary, by giving 45 days' written notice to NBC of the effective date of such termination (which effective date shall occur on or before the end of such 90-day period), and in the event of a termination by VVI during such 90-day period, NBC shall be obligated to make a termination payment to VVI in the amount of $2,500,000 in cash payable on the effective date of such termination.

         (b) Second Performance Target. VVI shall have the right to terminate the Agreement at any time during the 90-day period immediately following the third anniversary of the Commencement Date (but prior to the achievement of the Aggregate Performance Target), in the event that NBC has failed to obtain distribution of VVTV to an aggregate of nine million (9,000,000) incremental FTE Subscribers over and above the Existing Subscriber Base, whether as a result of written commitments obtained by NBC from Distributors for future rollout of VVTV (such future rollout to commence by the terms of such written commitment within a period not in excess of three years beginning on the date of the written commitment) or actual rollout of VVTV in Distribution Systems, or some combination thereof, measured at any time on or prior to the third anniversary of the Commencement Date (the "Second Performance Target"); provided, however, that if achievement of the Second Performance Target is measured at any time prior to the third anniversary of the Commencement Date, any written commitments to be included in determining whether the Second Performance Target has been achieved must be non-terminable prior to such third anniversary of the Commencement Date. In the event that NBC exceeds the Second Performance Target, the amount of any excess shall be counted toward achievement of the Third Performance Target (defined below). VVI's right to terminate for failure to achieve the Second Performance Target may be exercised at any time during the 90-day period immediately following such third anniversary, by giving 45 days' written notice to NBC of the effective date of such termination (which effective date shall occur on or before the end of such 90-day period).

         (c) Third Performance Target. VVI shall have the right to terminate the Agreement at any time during the 90-day period immediately following the last calendar day of the forty-second full calendar month following the Commencement Date (but prior to the achievement of the Aggregate Performance Target), in the event that NBC has failed to obtain distribution of VVTV to an aggregate of ten million (10,000,000) incremental FTE Subscribers over and above the Existing Subscriber Base, whether as a result of written commitments obtained by NBC from Distributors for future rollout of VVTV (such future rollout to commence by the terms of such written commitment


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within a period not in excess of three years beginning on the date of the written commitment) or actual rollout of VVTV in Distribution Systems, or some combination thereof, measured at any time on or prior to such last calendar day of the forty-second full calendar month following the Commencement Date (the "Third Performance Target"); provided, however, that if achievement of the Third Performance Target is measured at any time prior to such last calendar day of the forty-second full calendar month following the Commencement Date, any written commitments to be included in determining whether the Third Performance Target has been achieved must be non-terminable prior to such last calendar day of the forty-second full calendar month following the Commencement Date. VVI's right to terminate for failure to achieve the Third Performance Target may be exercised at any time during the 90-day period immediately following such fourth anniversary, by giving 45 days' written notice to NBC of the effective date of such termination (which effective date shall occur on or before the end of such 90-day period).

         (d) Aggregate Performance Target. The right of VVI to terminate the Agreement for any failure to achieve any of the First, Second or Third Performance Targets shall terminate and be of no further force or effect at such time that NBC obtains distribution of VVTV to an aggregate of ten million (10,000,000) incremental FTE Subscribers over and above the Existing Subscriber Base, whether as a result of written commitments obtained by NBC from Distributors for future rollout of VVTV (such future rollout to commence by the terms of such written commitment within a period not in excess of three years beginning on the date of the written commitment) or actual rollout of VVTV in Distribution Systems, or some combination thereof, measured at any time during the Term (the "Aggregate Performance Target"); provided, however, that if achievement of the Aggregate Performance Target is measured at any time prior to the last calendar day of the forty-second full calendar month following the Commencement Date, any written commitments to be included in determining whether the Aggregate Performance Target has been achieved must be non-terminable prior to such last calendar day of the forty-second full calendar month following the Commencement Date.

         (e) In determining whether NBC has achieved any Performance Target, the number of FTE Subscribers for which NBC shall be given credit shall be calculated in accordance with the methods set forth in Section 3(a)(i), and shall include (i) FTE Subscribers obtained as a result of an extension or renewal which is non-terminable for a period of not less than three years from the date of such extension or renewal, other than an extension or renewal effected automatically or upon the written election of VVI, of an Existing Carriage Agreement, and (ii) FTE Subscribers obtained by the written amendment of any MTM Agreement to provide that such MTM Agreement is non-terminable for a period of not less than three years from the date of such written amendment. In the event that a written commitment for future rollout does not contain a specific commitment regarding the number of FTE Subscribers to be added but VVTV is rolled out thereunder, NBC and VVI shall in good faith agree on the number of incremental FTE Subscribers for which NBC shall be given credit in determining whether NBC has achieved any Performance Target.

         Section 9.  NBC Rights to Terminate; Certain Remedies.

         (a) In the event that the Closing (as that term is defined in the Investment Agreement) under the Investment Agreement shall not have occurred on or prior to August 31, 1999 for any reason other than because of a material breach by NBC and/or GEC which causes any condition of NBC and/or GEC pursuant to Article VI of the Investment Agreement not to be satisfied, NBC shall have the right to terminate this Agreement at any time during the 90-day period immediately following such date by giving 10 days' written notice to VVI of the effective date of such termination (which effective date shall occur on or before the end of such 90-day period); provided, however, that to the extent the parties to the Investment Agreement mutually agree to extend the Termination Date (as that term is defined in the Investment Agreement), the foregoing date of August 31, 1999 shall be extended to be concurrent with the Termination Date.

         (b) In the event that Shareholder Approval (as that term is defined in the Investment Agreement) is not obtained on or prior to August 31, 1999 for any reason other than because of a material breach by NBC and/or GEC which causes any condition of NBC and/or GEC pursuant to Article VI of the Investment Agreement not to be satisfied, NBC shall have the right to terminate this Agreement at any time during the 90-day period immediately following the earlier to occur of such disapproval or August 31, 1999 by giving 10 days' written notice to VVI of the effective date of such termination (which effective date shall occur on or before the end of such 90-day period).

         (c) (i) In the event that VVI or the Board of Directors of VVI receives notice of a Material Transaction, a Takeover Transaction or a Third Party Tender Offer (as such terms are defined in the Shareholders' Agreement) at any time after the date hereof but before the earlier to occur of (x) the date of the Shareholders Meeting (as that term is defined in the Investment Agreement) and
(y) August 31, 1999, VVI shall give written notice to NBC of such acquisition within 24 hours of the receipt of such notice of Material Transaction, Takeover Transaction or Third Party Tender Offer, or the execution by VVI of an agreement with respect thereto, whichever first occurs. At any time during the period commencing on the date of receipt by NBC of such written notice and the later to occur of (x) the date which is ten days after the date of the Shareholders Meeting and (y) the date which is thirty days after the date of receipt by NBC of such written notice, NBC shall have the right to elect, in its sole discretion, to (i) continue to perform this Agreement and receive, effective immediately upon written notice to VVI, an increased Affiliate Relations Fee for the remainder of the Term determined as set forth in Section 9(c)(ii), or (ii) terminate this Agreement by giving 10 days' written notice to VVI of the effective date of such termination (which effective date shall occur on or before the end of such 90-day period).

             (ii) In the event that NBC elects to continue to perform this Agreement and receive an increased Affiliate Relations Fee for the remainder of the Term, such increased Affiliate Relations Fee shall be an amount equal to, at NBC's written election in its sole discretion given to VVI on the date of such initial election by NBC and thereafter at least 30 days prior to each anniversary of such increase, either of (a) a fixed annual amount equal to $5,000,000 for the first year following such increase, increasing annually thereafter on each anniversary of such increase at a rate equal to the annual rate of inflation in the United States as published by the US Department of Commerce for the nearest preceding annual period, but in no event in excess of five percent (5%) per annum; or (b) a variable annual amount equal to ten percent (10%) of annual net profits of VVI for the year following such election, where annual net profits shall equal annual net revenues (determined in accordance with generally accepted accounting principles) less cost of goods sold.

         (d) (i) For a period of one year after the date hereof, VVI shall obtain the prior written consent of NBC for any transaction involving a "significant affiliation" with an Internet portal or other Person which is not an affiliate of VVI that is engaged in transactional activity via the Internet (a "Restricted Promotional Transaction"). A "significant affiliation" shall mean an agreement or arrangement, including without limitation a joint venture, pursuant to which VVI grants to a Person which is not an affiliate of VVI co-branding rights, rights to have a branded presence on VVTV or rights to cross-promote home shopping transactions between VVTV and an Internet portal, site or web page other than VVTV.com; provided, however, that a significant affiliation shall not include an agreement or arrangement entered into by VVI for the establishment of a link to VVTV.com from a portal, site or web page in the ordinary course of business of VVI consistent with past practice.

             (ii) In the event that (x) NBC shall decline to give its consent to a Restricted Promotional Transaction, (y) VVI shall enter into a Restricted Promotional Transaction at any time after the first anniversary of the date hereof, or (z) VVI shall enter into a transaction which would result in a Change in Control, VVI shall be deemed to be in material breach of this Agreement. In such event, NBC shall have the right to terminate this Agreement by giving 10 days' written notice to VVI of the effective date of such termination, and to pursue all remedies available to NBC in law or in equity for a material breach of this Agreement.

         (e) NBC shall have the right to terminate this Agreement at any time during the Term in the event that NBC delivers written notice to VVI stating that, in the reasonable judgment of NBC, (i) there has occurred a diminution in the quality of VVTV programming sufficient to have an adverse effect on NBC's ability to distribute VVTV to Distribution Systems, stating with reasonable specificity the nature of such diminution in quality, or (ii) VVI fails to comply with the NBC Standards, and VVI fails to cure such diminution in quality or failure to comply with the NBC Standards, within thirty days following receipt by VVI of written notice thereof from NBC.

         Section 10. Mutual Rights to Terminate. Either party shall have the right to terminate this Agreement (i) in the event that the other party shall fail to pay any amount payable by such other party (and which is not being contested in good faith) within thirty days of receipt by such other party of written notice of such failure; (ii) in the event of a material breach by the other party of any representation, warranty or covenant under the agreement which remains uncured for a period of thirty days following receipt by such party of written notice of such breach; (iii) in the event that the other party commences a voluntary case or proceeding, consents to the entry of an order for relief against it in an involuntary case or proceeding or to the appointment of a custodian of it or for all or substantially all of its property, makes a general assignment for the benefit of its creditors or admits in writing its inability to pay its debts generally as they become due, in any case within the meaning of any bankruptcy law; or (iv) in the event that a court of competent jurisdiction enters an order or decree under any bankruptcy law that is for relief against the other party in an involuntary case or proceeding, appoints a custodian of such other party for all or substantially all of its assets or orders the liquidation of such other party, which order, decree or appointment remains unstayed and in effect for at least 60 days.

         Section 11.  Termination Sole and Exclusive Remedy.

         (a) The termination rights of VVI set forth herein shall be the sole and exclusive remedy of VVI for any failure by NBC to perform its obligations hereunder, except for the express payment and indemnification obligations of NBC set forth herein.

         (b) The termination rights of NBC set forth herein shall be the sole and exclusive remedy of NBC for any failure by VVI to perform its obligations hereunder, except (x) for the express payment and indemnification obligations of VVI set forth herein and (y) as otherwise set forth in Section 9.

         (c) In the event of any termination by VVI pursuant to Section 8(a),
(b) or (c) or Section 10, the unvested portion of the Warrant and any Additional Warrant shall cease to vest, but each vested installment shall continue to be exercisable, in whole or in part, by NBC (or any affiliate of NBC) for a period of five years from the date of vesting of such installment. In the event of any termination by NBC pursuant to Section 9(a) or (b), the Warrant and the Additional Warrant, whether or not vested, shall terminate and be of no further force or effect.

         Section 12.  Representations and Warranties.

         (a) Each party hereto represents and warrants to the other as follows:

                  (i) It is a corporation duly authorized, validly existing and in good standing under the laws of the state of its incorporation, and has all requisite corporate power and authority to own its property and carry on its business as presently owned and carried on, including in the manner contemplated by this Agreement, and is duly qualified to do business and is in good standing in all jurisdictions where such qualification is necessary;

                  (ii) The execution and delivery by such party of this Agreement and the performance by it of its obligations hereunder have been duly and validly authorized by all necessary action on the part of such party;

                  (iii) This Agreement has been duly executed and delivered by such party and, assuming the due execution and delivery hereof by the other party hereto, is a valid and binding obligation of such party, enforceable against it in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, and (ii) general principles of equity, regardless of whether enforcement is considered in a proceeding in equity or at law;

                  (iv) None of the execution and delivery by such party of this Agreement, the consummation by such party of the transactions contemplated hereby (but excluding the transactions contemplated by the Investment Agreement, which are subject to the terms, conditions, covenants and agreements set forth in the Investment Agreement) or compliance by such party with any of the provisions hereof will (i) conflict with or result in a breach of any provision of its certificate of incorporation or bylaws; (ii) result in a breach of, or constitute a default under, any material contract, agreement, indenture, note or other instrument to which it is a party or by which it is bound; (iii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority applicable to it, except for such consents, approvals, authorizations, permits, filings and notifications which, if not obtained or made, would not prevent the consummation of the transactions contemplated by this Agreement or otherwise prevent it from performing in all material respects its obligations under this Agreement; or (iv) to the knowledge of such party, violate or conflict with any order, writ, injunction, decree, statute, rule or regulation applicable to it, other than, in the case of clauses (i), (ii) and (iv), such breaches, violations or conflicts, which, individually or in the aggregate, would not prevent the consummation of the transactions contemplated hereby or otherwise prevent such party from performing in all material respects its obligations under this Agreement; and

             (v) There is no claim, suit, arbitration, judicial action or judicial proceeding pending or, to the knowledge of such party, threatened against such party, nor any judgment, decree, order, injunction, writ or ruling of any governmental authority outstanding against such party, which, individually or in the aggregate, would be reasonably expected to prevent or materially delay it from performing its obligations under this Agreement.

         (b) VVI represents and warrants to NBC that neither VVTV nor any material provided by VVI in connection with this Agreement, including, without limitation, any advertising or promotional materials, will contain any material which will libel, slander or defame any person, and neither VVTV nor any such additional material will, when exhibited, transmitted or otherwise exploited in accordance herewith, violate, infringe upon or give rise to any adverse claim with respect to any contract right, common law right or any other right of any party (including, without limitation, any copyright, trademark, literary or dramatic right, music synchronization right or music performance right, or right of privacy or publicity), or violate in any material respect any law, rule, regulation or order applicable thereto.

         (c) NBC represents and warrants to VVI that no advertising or promotional material provided by NBC in connection with this Agreement will contain any material which will libel, slander or defame any person, and such material will not, when exhibited, transmitted or otherwise exploited in accordance herewith, violate, infringe upon or give rise to any adverse claim with respect to any contract right, common law right or any other right of any party (including, without limitation, any copyright, trademark, literary or dramatic right, music synchronization right or music performance right, or right of privacy or publicity), or violate in any material respect any law, rule, regulation or order applicable thereto.

         (d) The representations and warranties made herein shall survive the execution and delivery of this Agreement.

         Section 13. Intellectual Property. VVI hereby grants to NBC a non-exclusive license to use the trade names, trademarks, logos and other identifying characteristics of or relating to VVI or VVTV during the Term in connection with the performance of the Services by NBC.

         Section 14. Insurance. VVI shall at all times during the Term maintain with a reputable insurance company or companies (i) errors and omissions insurance in an amount not less than $2 million combined single limit, naming NBC and its affiliates as additional insured thereunder; and (ii) adequate general comprehensive public liability insurance coverage against all types of public liability (including bodily injury, property damage and personal injury), in such amounts as are customary in accordance with sound business practices. Such policies shall not be subject to cancellation or material modification upon less than 30 days' prior written notice to NBC. VVI shall provide NBC with certificates evidencing such insurance within 30 days after the date hereof.

         Section 15. Indemnification. Each party shall indemnify and hold the other party and such other party's affiliates, and their officers, directors, and employees, harmless from and against any and all claims, damages, liabilities, costs and expenses (including, without limitation, settlement costs and legal, accounting or other expenses incurred in connection with investigating or defending any actual or threatened claims or actions) (collectively, "Claims") arising out of or in connection with any breach or alleged breach by the indemnifying party of its representations or warranties hereunder. VVI shall indemnify, defend and hold NBC, its affiliates and their respective officers, directors and employees harmless from and against any and all Claims caused by, resulting from or relating to the Products or the sale or use thereof, except with respect to Products which have been furnished by NBC or its affiliates for sale on VVTV (in which event NBC shall indemnify, defend and hold VVI, its affiliates and their respective officers, directors and employees harmless from and against any and all Claims caused by, resulting from or relating to such Products furnished by NBC or its affiliates). The party entitled to indemnification hereunder ("Indemnified Party") shall notify the party hereto whose indemnity hereunder is sought (the "Indemnifying Party") in writing of the claim or action for which such indemnity applies. The Indemnifying Party shall undertake the defense of any such claim or action and permit the Indemnified Party to participate therein at its own expense. The settlement of any such claim or action by an Indemnified Party without the Indemnifying Party's prior written consent (which shall not be unreasonably withheld) shall release the Indemnifying Party from its obligations hereunder with respect to such claim or action so settled. The expiration or termination of this Agreement shall not affect the continuing obligation of the parties pursuant to this paragraph.

         Section 16. Assignment. Neither this Agreement nor any of the rights or obligations of the parties under this Agreement may be assigned, in whole or in part, by any party without the prior written consent of the other party hereto and the assumption by the assignee of all obligations of the assigning party in a writing reasonably satisfactory to the non-assigning party; provided, however, that the rights, but not the obligations, of NBC under this Agreement may be assigned by NBC to any controlled affiliate of NBC without the prior written consent of VVI. Subject to the forgoing provisions, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         Section 17. Governing Law This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts to be executed and performed in that state.

         Section 18. Notices. All notices and other communications given or made hereunder shall be in writing and shall be deemed to have been duly given or made if delivered personally, sent by prepaid recognized overnight delivery service or, to the extent receipt is confirmed, telecopy, to the appropriate address or telecopy number set forth below (or at such other address or telecopy number for a party as shall be specified by like notice by that party at least one day prior to such change of address or number):

         If to VVI:

         ValueVision International, Inc.
         6740 Shady Oak Road
         Minneapolis, Minnesota 55344
         Attn: General Counsel
         Telecopier: (612) 947-0188

         with a copy to:

         Latham & Watkins
         633 West Fifth Street, Suite 4000
         Los Angeles, California 90071-2007
         Attn: Michael Sturrock, Esq.
         Telecopier: (213) 891-8763


         If to NBC:

         National Broadcasting Company, Inc.
         30 Rockefeller Plaza
         New York, New York 10112
         Attn: Stuart U. Goldfarb, Executive Vice President and Managing
                  Director, Worldwide Business Development
         Telecopier: (212) 664-7896

         with a copy to:

         National Broadcasting Company, Inc.
         30 Rockefeller Plaza
         New York, New York 10112
         Attn: Senior Corporate and Transactions Counsel
         Telecopier: (212) 977-7165



         Section 18.  Miscellaneous.

         (a) The term "Person" shall mean an individual, corporation, unincorporated association, partnership, group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), trust, joint stock company, joint venture, business trust or unincorporated organization, limited liability company or other entity of whatever nature.

         (b) This Agreement (including the documents referred to herein and the Schedules and Exhibits hereto) between the parties hereto, constitutes the entire agreement of the parties with respect to the matters contemplated hereby, and all other prior negotiations, understandings and agreements, whether written or oral, between the parties hereto are superseded by this Agreement. This Agreement shall not benefit or create any right, remedy or cause of action in or on behalf of any Person other than the parties hereto and their permitted successors and assigns, as expressly set forth herein.

         (c) The Schedules and Exhibits attached hereto are incorporated herein and made a part hereof for all purposes. The term "this Agreement" means the body of this Agreement, all other ancillary documents contemplated by this Agreement and such Schedules and Exhibits.

         (d) This Agreement may not be amended, changed or modified except by written instrument signed by the parties hereto.

         (e) If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or be impaired thereby.

         (f) By entering into this Agreement the parties hereto do not intend to become partners or joint venturers but shall for all purposes be deemed to be independent contractors.

         (g) The section headings contained in this Agreement are for reference purposes only, are not part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

                  IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.


                                NATIONAL BROADCASTING COMPANY, INC.



                                By: /s/ Stuart Goldfarb
                                    --------------------------------------------
                                    Name: Stuart Goldfarb
                                    Title: Executive Vice President, Worldwide
                                           Business Development


                                VALUEVISION INTERNATIONAL, INC.



                                By: /s/ Gene McCaffery
                                    --------------------------------------------
                                    Name: Gene McCaffery
                                    Title: Chief Executive Officer

                                Schedule 2(c)(i)

                           Discretionary Carriage Fee

The initial maximum Discretionary Carriage Fee in carriage agreements for VVTV on a cable Distribution System is equal to $2.00 per year per full-time Subscriber. This amount is subject to increase as set forth in Section 2(c)(v).

The "DirecTV Discretionary Carriage Fee" is equal to $1.50 per year per full-time Subscriber. This amount is subject to increase as set forth in Section 2(c)(v).

                               Schedule 2(c)(iii)

                                   FTE Factors


                                (attached hereto)

                                  Schedule 2(d)

                               Fee Reduction Bonus

The Fee Reduction Bonus described in Section 2(d) shall be paid in respect of each carriage agreement for VVTV in a cable Distribution System which provides for the payment by VVI of a Discretionary Carriage Fee of $1.95 or less per year per full-time cable Subscriber, and shall be calculated in accordance with the following table:


                  Average Annual
           Discretionary Carriage Fee         Commission per
            Over Term of Agreement         Full-Time Subscriber
           --------------------------      --------------------
                    < $1.50                       $0.65
                  $1.50 - $1.60                   $0.50
                  $1.61 - $1.70                   $0.40
                  $1.71 - $1.80                   $0.25
                  $1.81 - $1.90                   $0.10
                  $1.91 - $1.95                   $0.05

                                Schedule 3(a)(ii)

                            Existing Subscriber Base


Attached hereto is a schedule of the Existing Carriage Agreements representing substantially all of the Existing Subscriber Base.

                                  Schedule 7(a)

                             Affiliate Relations Fee


The amount of the Affiliate Relations Fee shall equal $1,500,000 for the first year of the Term.

                                                                       Exhibit 1

                           NBC Broadcast and Advertising Standards and Practices